Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of our reports dated February 24, 2012, relating to the consolidated financial statements of Meritage Homes Corporation and subsidiaries and the effectiveness of Meritage Homes Corporation’s and its subsidiaries’ internal control over financial reporting appearing in the Annual Report on Form 10-K of Meritage Homes Corporation for the year ended December 31, 2011 and to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

DELOITTE & TOUCHE LLP

Phoenix Arizona

April 12, 2012